NOTICE OF RESTRICTED STOCK UNIT AWARD
(Full Career Vesting Eligible)

LENDINGCLUB CORPORATION
2014 EQUITY INCENTIVE PLAN
Unless otherwise defined herein, the terms defined in the LendingClub Corporation (the “Company”) 2014 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”) and the attached Restricted Stock Unit Agreement (the “RSU Agreement”). You have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached RSU Agreement.

Name:

Address:

Number of RSUs:

Date of Grant:

Vesting Commencement Date:

Expiration Date:
The date on which settlement of all RSUs granted hereunder occurs. This RSU expires earlier if your Service terminates and, if applicable, the expiration date of your Full Career Vesting Period (as such term is defined in Attachment 1 to the RSU Agreement), as described in the RSU Agreement.

Vesting Schedule:
Sample vesting language: [Subject to the limitations set forth in the Notice, the Plan and the RSU Agreement,     % of the total number of RSUs will vest on the      three month anniversary of the Vesting Commencement Date and     % of the total number of RSUs will vest on each      three month anniversary thereafter so long as your Service continues or you are in the Full Career Vesting Period.] [Alternate: Subject to the limitations set forth in the Notice, the Plan, and the RSU Agreement, this RSU will vest contingently, in whole or in part, upon the achievement of the Performance Factors during the Performance Period, as set forth on Exhibit A hereto.]

Additional Terms:	The additional terms and conditions set forth on Attachment 1 to the RSU Agreement are applicable and are incorporated herein by reference.
By accepting this award, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan, the Notice and the RSU Agreement. By accepting this RSU, you consent to electronic delivery as set forth in the RSU Agreement.

PARTICIPANT	LENDINGCLUB CORPORATION

Signature:	By:

Print Name:	Name:

Its:

RESTRICTED STOCK UNIT AGREEMENT
(Full Career Vesting Eligible)

LENDINGCLUB CORPORATION
2014 EQUITY INCENTIVE PLAN
You have been granted Restricted Stock Units (“RSUs”) by LendingClub Corporation (the “Company”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this Restricted Stock Unit Agreement (this “RSU Agreement”).
1. Settlement. Settlement of RSUs shall be made in the same calendar year as the applicable date of vesting under the vesting schedule set forth in the Notice; provided, however, that if the vesting date under the vesting schedule set forth in the Notice is in December, then settlement of any RSUs that vest in December shall be within 30 days of vesting. Settlement of RSUs shall be in Shares. Settlement means the delivery of the Shares vested under an RSU. No fractional RSUs or rights for fractional Shares shall be created pursuant to this RSU Agreement.
2. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, you shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.
3. Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to you.
4. No Transfer. RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.
5. Termination. All unvested RSUs shall be forfeited to the Company forthwith, and all rights you have to such RSUs shall immediately terminate upon either: (i) the date your Service terminates if you do not qualify for the Full Career Vesting Benefit (as such term is defined in Attachment 1 hereto) or (ii) the expiration date of your Full Career Vesting Period if you do qualify for the Full Career Vesting Benefit. In case of any dispute as to whether your termination of Service has occurred or whether you qualify for the Full Career Vesting Benefit, the Committee shall have sole discretion to determine whether: (i) such termination or qualification has occurred and (ii) the date on which all then unvested RSUs shall be forfeited to the Company and all rights you have to such RSUs shall terminate.
6. Tax Consequences. You acknowledge that you will recognize tax consequences in connection with the RSUs. You should consult a tax adviser regarding your tax obligations in the jurisdiction where you are subject to tax
7. Withholding Taxes and Stock Withholding. Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the settlement of your RSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable (which, if you are an Insider, shall be determined without regard to any potential application of Section 83(c)(3) of the Code) by you from your wages or other cash compensation paid to you by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when your RSUs are settled, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (c) your payment of a cash amount, or (d) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1

Trading Plan Policy, if applicable; provided however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(d) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event. The Fair Market Value of these Shares will be applied as a credit against the withholding taxes. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. Finally, you acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.
8. Acknowledgement. The Company and you agree that the RSUs are granted under and governed by the Notice, this RSU Agreement and the provisions of the Plan (incorporated herein by reference). You: (i) acknowledge receipt of a copy of the Plan and the Plan prospectus, (ii) represent that you have carefully read and are familiar with their provisions, and (iii) hereby accept the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this RSU Agreement.
9. Entire Agreement; Enforcement of Rights. This RSU Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this RSU Agreement, nor any waiver of any rights under this RSU Agreement, shall be effective unless in writing and signed by the parties to this RSU Agreement. The failure by either party to enforce any rights under this RSU Agreement shall not be construed as a waiver of any rights of such party.
10. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer. The Shares issued pursuant to this RSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
11. Governing Law; Severability. If one or more provisions of this RSU Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this RSU Agreement, (ii) the balance of this RSU Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this RSU Agreement shall be enforceable in accordance with its terms. This RSU Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this RSU Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California in Santa Clara County or the federal courts of the United States for the Northern District of California and no other courts.
11. No Rights as Employee, Director or Consultant. Nothing in this RSU Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent, Subsidiary or Affiliate of the Company, to terminate your Service, for any reason, with or without Cause.
12. Consent to Electronic Delivery of All Plan Documents and Disclosures. By your acceptance of this RSU, you consent to the electronic delivery of the Notice, this RSU Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSU. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at                     . You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such

revised or revoked consent by telephone, postal service or electronic mail at                     . Finally, you understand that you are not required to consent to electronic delivery.
13. Code Section 409A. For purposes of this RSU Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from your separation from service or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
14. Award Subject to Company Clawback or Recoupment. To the extent permitted by applicable law, the RSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of your employment or other Service that is applicable to you. In addition to any other remedies available under such policy, applicable law may require the cancellation of your RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to your RSUs.
BY ACCEPTING THIS RSU, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

 Attachment 1
RESTRICTED STOCK UNIT AGREEMENT
(Full Career Vesting Eligible)

The RSUs are granted pursuant to the Plan, the Notice and the RSU Agreement, including this Attachment 1, and will be eligible to vest, pursuant to the Vesting Schedule set forth in the Notice, until the later of: (i) the date your Service terminates or (ii) provided you qualify for the Full Vesting Career Benefit, the expiration date of your Full Career Vesting Period. This Attachment 1 sets forth the definition, terms and conditions of Full Career Vesting Period and Full Career Vesting Benefit.

Notwithstanding anything to the contrary:

1.
The Committee shall have the authority to adjust the Full Career Vesting Period and Full Career Vesting Benefit in accordance with the terms of the Plan to take into account any extraordinary or unusual items, event or circumstances to avoid windfalls or hardships.

2.
To the extent that earning or vesting in your award is subject to the achievement of any performance factors (a “Performance Based RSU”), then the Full Career Vesting Benefit shall apply only after the applicable performance period is completed and the extent of performance achievement is determined and only to any Service based vesting applicable to the earned portion of the Performance Based RSU.

“Full Career Vesting Period” means the period starting on the date your Service terminates through the date that is the [#] month anniversary thereof. The expiration date of your Full Career Vesting Period shall be the last day of such period.
“Full Career Vesting Benefit” means the right and benefit to have the Full Career Vesting Period apply to this award, such that you continue to vest in the RSUs as though you provided continuous Service through the expiration date of the Full Career Vesting Period. Such right and benefit is qualified and conditioned upon the performance and/or achievement of each of the following criteria:

1.
[You provided at least [#] days prior written notice (“Notice”) to the Company’s then Chief Executive Officer of your intention to voluntarily terminate Service with the Company due to your good faith intention to cease all full-time employment, with the Company or otherwise, and during which Notice period you provided such services as requested by the Company in a cooperative and professional manner;

2.	On the date immediately prior to the termination of your Service, you are at least [#] years of age and have completed at least [#] years of continuous Service with the Company;

3.
You have signed and not revoked a release of claims against the Company in a form reasonably acceptable to the Company, in each case, within the time periods specified in such release of claims and such release of claims has become effective; and

4.	[ANY ADDITIONAL CRITERIA LISTED HERE]]
This Attachment 1 is subject to the terms and conditions of the Plan, which among other things, provides that any dispute regarding the interpretation of this Attachment 1 shall be submitted by you or Company to the Committee for review and the resolution of such a dispute by the Committee shall be final and binding on the Company and you.